Exhibit 21.1

Subsidiaries of Industrial Enterprises of America, Inc.

Name	State and Form of Incorporation or Organization
EMC Packaging, Inc.	Delaware corporation
Todays Way Manufacturing, LLC	New Jersey limited liability company
Unifide Industries, Limited Liability Company	New Jersey limited liability company